Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of February 25, 2009, by and among Advanced Medical Optics, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to below) and Wilmington Trust Company, a Delaware banking corporation, as Trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of April 2, 2007, by and among the Company, the guarantors named therein, and the Trustee, as supplemented by a supplemental indenture, dated as of April 2, 2007, by and among the Company, IntraLase Corp., a subsidiary of the Company, and the other guarantors named therein (together with IntraLase and such other Persons listed on the signature page of this Second Supplemental Indenture that have become guarantors by the terms of the Indenture after the Issue Date, the “Guarantors”) and the Trustee (collectively, and as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of (and pursuant to which the Company has issued) $250,000,000 aggregate principal amount of the Company’s 7 1/2% Senior Subordinated Notes due 2017 (the “Notes”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of January 11, 2009 (as amended or supplemented from time to time, the “Merger Agreement”), by and among Abbott Laboratories, an Illinois corporation (“Parent”), Rainforest Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, pursuant to which, on the terms and conditions set forth therein, (i) Purchaser agreed to commence a tender offer to acquire all of the outstanding shares of common stock, par value $0.01 per share of the Company, including the associated preferred stock purchase rights, at a purchase price of $22.00 per share, net to the holder in cash, without interest and subject to any withholding taxes (the “Offer”), and (ii) as soon as practicable after the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent;

WHEREAS, the Company has (i) offered to purchase for cash any and all outstanding Notes (the “Tender Offer”) and (ii) requested that Holders of the Notes deliver their consents (the “Consent Solicitation”) to eliminate certain restrictive covenants, certain Events of Default and all of the restrictions on the ability of the Company to merge or consolidate, and to waive any and all Defaults and Events of Default that may have resulted in connection with, or may result from and after the consummation of, the transactions contemplated by the Merger Agreement (the “Consents”), in each case pursuant to an Offer to Purchase and Consent Solicitation Statement dated as of January 27, 2009 (the “Offer to Purchase”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and any Guarantee, with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and that, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class;

WHEREAS, pursuant to the Consent Solicitation by the Company, Holders of at least a majority in aggregate principal amount of the Notes have duly consented to the proposed amendments and waivers set forth in this Second Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has furnished, or caused to be furnished, to the Trustee, and the Trustee has received, (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution of this Second Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph; and (iii) an Officers’ Certificate and an Opinion of Counsel described in Section 13.04 and Section 13.05 of the Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture have been complied with or have been done or performed; and

WHEREAS, this Second Supplemental Indenture, and the amendments and waivers effected hereby, shall be effective and binding immediately upon its execution by the Company, the Guarantors and the Trustee;

NOW, THEREFORE, the Company and the Guarantors hereby covenant and agree with the Trustee for the equal and proportionate benefit of the Holders as follows:

ARTICLE 1

AMENDMENTS

Section 1.01 Amendments

(a) Amendment of Article 4. The Indenture is hereby amended by deleting the following Sections of Article 4 of the Indenture and all references thereto: 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”

(b) Amendment of Article 5. The Indenture is hereby amended by deleting the following Sections of Article 5 of the Indenture and all references thereto: 5.01 and 5.02, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”

(c) Amendment of Section 6.01. Section 6.01 of Article 6 of the Indenture is hereby amended by deleting the section in its entirety, together with any references to subsections thereof in the Indenture that, as provided below, are being replaced with the words “intentionally omitted,” and replacing such Section 6.01 with the following:

“Each of the following is an “Event of Default”:

(1) failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by Article 10);

(2) failure by the Company to pay all or any part of the principal, premium, if any, on the Notes as and when the same becomes due and payable at maturity, by acceleration or otherwise (whether or not such payment is prohibited by Article 10);

(3) intentionally omitted;

(4) failure by the Company to comply with any other agreement or covenant in this Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) intentionally omitted;

(6) intentionally omitted;

(7) the Company:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company;

(B) appoints a custodian of the Company or for all or substantially all of the property of the Company; or

(C) orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(9) intentionally omitted.”

(d) Amendment of Section 8.04. Section 8.04 of Article 8 of the Indenture is hereby amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing such Section 8.04 with the following: “Intentionally omitted.”

Section 1.02 Amendment of Definitions. Any defined terms present in the Indenture or the Notes but no longer used as a result of the amendments made by this Second Supplemental Indenture are hereby eliminated. The definition of any defined term used in the Indenture or the Notes where such definition is set forth in any of the sections or subsections that are eliminated by this Second Supplemental Indenture and the term it defines is still used in the Indenture or the Notes after the amendments hereby become operative shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.

ARTICLE 2

WAIVERS

Section 2.01. Waiver of Defaults. Any and all Defaults, Events of Default or other defaults that may have resulted in connection with, or may result from and after the consummation of, the transactions contemplated by the Merger Agreement are hereby irrevocably waived.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Effect and Operation of Second Supplemental Indenture. This Second Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, the Guarantors and the Trustee, and thereupon this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this Second Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.

Section 3.02 Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

Section 3.03 Trust Indenture Act Controls. If any provision of the Indenture, as amended by this Second Supplemental Indenture, limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 3.04 GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.05 Successors. All agreements of the Company in the Indenture, as amended by this Second Supplemental Indenture, and the Notes shall bind its successors. All agreements of the Trustee in the Indenture, as amended by this Second Supplemental Indenture, shall bind its successors. All agreements of each Guarantor in the Indenture, as supplemented by this Second Supplemental Indenture, shall bind its successors, except as otherwise provided in Section 11.05 of the Indenture.

Section 3.06 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.07 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.08 Severability. In case any provision in the Indenture, as amended by this Second Supplemental Indenture, or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.09 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ADVANCED MEDICAL OPTICS, INC., as the Issuer

By:	/s/ James V. Mazzo
Name:	James V. Mazzo
Title:	Chief Executive Officer and President

Guarantors:

AMO HOLDINGS, INC.

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

AMO USA, LLC

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

AMO MANUFACTURING USA, LLC

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

QUEST VISION TECHNOLOGY, INC.

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

Signature Page to Second Supplemental Indenture

AMO WAVEFRONT SCIENCES, LLC

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

AMO DEVELOPMENT, LLC

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

AMO SALES AND SERVICE, INC.

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

INTEGRATED SURGICAL SOLUTIONS, LLC

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

AMO US HOLDINGS, INC.

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

AMO USA SALES HOLDINGS, INC.

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Vice President and Secretary

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael G. Oller, Jr.
Authorized Signatory: Michael G. Oller, Jr.

Signature Page to Second Supplemental Indenture